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                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Option Plan of ImageMatrix Corporation of our report dated March 4, 1996, except for Note 13, as to which the date is March 29, 1996, with respect to the consolidated financial statements of ImageMatrix Corporation for the year ended December 31, 1995 and our report dated March 4, 1996 on the financial statements of the Imaging Division of Random Access, Inc. for the period February 16, 1995 through August 30, 1995, included in Amendment No. 3 to the Registration Statement (Form SB-2 No. 333-1990) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                            ERNST & YOUNG LLP


Denver, Colorado
November 5, 1996